Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT, dated as of March 25, 2026 (this “Amendment”), amends the Business Combination Agreement, dated as of July 16, 2025 (the “BCA”), by and among (a) Cantor Equity Partners I, Inc., a Cayman Islands exempted company (“SPAC”), (b) BSTR Holdings, Inc., a Delaware corporation “Pubco”), (c) BSTR Intermediate, a Cayman Islands exempted company, (d) BSTR Newco, LLC, a Delaware limited liability company (“Newco”), (e) BSTR Holdings (Cayman), a Cayman Islands limited liability company (the “Seller”), (f) PEMS Sub A, Inc., a Delaware corporation, (g) PEMS Sub B, Inc., a Delaware corporation and (h) PEMS Merger Sub C, Inc., a Delaware corporation, is made and entered into by and among SPAC, Pubco, Newco, and the Seller (collectively, the “Parties” and each a “Party”).

RECITALS

WHEREAS, Section 12.9 of the BCA sets forth that the BCA may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain provisions of the BCA as set forth in this Amendment, in accordance with Section 12.9 of the BCA.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions. Except as otherwise provided herein or if context otherwise requires, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the BCA.

2.	Amendments to the BCA. The Parties hereby agree that Section 8.14 of the BCA is hereby deleted in its entirety and replaced by the following:

“8.14 Post-Closing Pubco Board of Directors and Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, (i) Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) persons, or such other number of persons as the Parties shall mutually agree, provided that if the Post-Closing Pubco Board consists of seven (7) persons, it shall include (x) six (6) persons who are designated by the Seller, prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules and (y) the Chief Executive Officer of Pubco, and (ii) the persons listed in Annex A hereto under the heading “Officers” and such other persons as are designated by the Seller (the “Post Closing Pubco Officers”) are elected or appointed, as applicable, to such position of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Pubco A&R Organizational Documents and applicable Law.

(b) At the Closing, Pubco will provide each member of the Post-Closing Pubco Board and each Post-Closing Pubco Officer with a customary indemnification agreement.”

3.	Authority Relative to Amendment. Each Party hereto represents and warrants that it has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution, and delivery by the other Parties hereto, a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to any Enforceability Exceptions.

4.	Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the BCA shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the BCA.

5.	References to the BCA. After giving effect to this Amendment, each reference in the BCA to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the BCA shall refer to the BCA as amended by this Amendment. All references in the BCA to “the date hereof” or “the date of this Agreement” shall refer to July 16, 2025.

6.	Entire Agreement. This Amendment, the BCA (including the Exhibits thereto) and the Ancillary Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.	Expenses. All Expenses incurred in connection with this Amendment and the transactions contemplated hereby will be reimbursed in accordance with Section 12.5 of the BCA.

8.	Other Provisions. The provisions of Article XII (Miscellaneous) of the BCA shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the BCA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

CANTOR EQUITY PARTNERS I, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Business Combination Agreement to be duly executed as of the date first above written.

Pubco:

BSTR HOLDINGS, INC.

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

Newco:

BSTR NEWCO, LLC

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

The Seller:

BSTR HOLDINGS (CAYMAN)

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

[Signature Page to Amendment No. 1 to Business Combination Agreement]